Exhibit 99.1

Hilb Rogal & Hobbs Company	Contact: Liz Cougot
4951 Lake Brook Drive	Phone: (804) 747-3120
Glen Allen, Virginia 23060-9272	Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

January 9, 2006

HILB ROGAL & HOBBS APPOINTS NEW CONTROLLER

RICHMOND, VA—Hilb Rogal & Hobbs Company (NYSE: HRH), the world’s 10th largest insurance and risk management intermediary, announced that it has appointed John (Jack) Hamerski to the position of vice president and controller, subject to approval by the company’s board of directors. Hamerski will succeed Rob Blanton in this role. Blanton will continue to be employed for an unspecified period to assist with the transition and other projects.

Hamerski joins HRH from Inyx, Inc., a specialty pharmaceutical company, where he worked as a consultant prior to joining the company in April, 2005, and held the position of vice president and chief financial officer from April until December, 2005. Prior to that, he was executive vice president and chief financial officer of Access Worldwide Communications, Inc., a marketing services company, from 1999 to 2004. Additionally, Hamerski has over 20 years of experience with General Electric Company, where he held various financial management positions and completed numerous company management training programs, including GE’s Financial Management Program.

HRH Chief Financial Officer Michael Dinkins said, “We are excited because Jack’s GE experience, including leading numerous process improvement projects, and his global knowledge, make him an excellent addition to the HRH finance leadership team.”

Hilb Rogal & Hobbs Company is the eighth largest insurance and risk management intermediary in the U.S. and 10th largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH may be found on the internet at www.hrh.com.

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